UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.
Southeastern Asset Management, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southeastern Asset Management, Inc. and Carl C. Icahn and his affiliates issued the following open letter to the Dell Inc. Special Committee on July 29, 2013:

CARL C. ICAHN AND SOUTHEASTERN ASSET MANAGEMENT
ISSUE OPEN LETTER TO DELL SPECIAL COMMITTEE

DON’T CHANGE “UNAFFILIATED STOCKHOLDER APPROVAL” STANDARD

New York, New York, July 29, 2013 – Carl C. Icahn and his affiliates and Southeastern Asset Management today issued the following open letter to the Dell Inc. Special Committee.

Ladies and Gentlemen:

Michael Dell/Silver Lake’s recent demand that the Special Committee change the voting method for “Unaffiliated Stockholder Approval” for the proposed Michael Dell/Silver Lake freeze-out merger raises serious questions for the Special Committee.  As you know, $ billions in market value of Dell shares have traded since the terms of the Merger Agreement first became public.  That’s more than the aggregate market value of many (if not most) public companies.  All of those trades assumed that the vote requirement to approve the transaction was as recited and non-waivable in the Merger Agreement.  Is it really OK to change a material fact on which those buyers and sellers relied for a token increase in merger consideration?  Is there any price at which this can be done properly?  We think not.

We continue to oppose the change of the standard for “Unaffiliated Stockholder Approval,” which we view as one of the most important and maybe the only safeguard for stockholders included in the Merger Agreement.  Dell, Michael Dell and Silver Lake all agreed in writing in the Merger Agreement that the required method of stockholder approval was so important that it could not be waived.  But, today, Michael Dell and Silver Lake are offering you a dime to waive this critical protection for stockholders in the Merger Agreement.  Also, to our amazement, some have suggested that you might agree to do that “for the right price.”  However, in our view, the very protection that Michael Dell and Silver Lake would have you forego is too important to waive at virtually any price.

As we understand it, Michael Dell and Silver Lake would have you believe that it is somehow unfair to require an affirmative vote on their self-interested transaction by owners of a majority of the unaffiliated shares.  However, based on the votes cast to date, this appears to be a transaction where the protection afforded by this provision is most needed.

For example, widespread media coverage of the vote indicates that, in contrast to many public company mergers, the overall “for”/”not for” ratio of the votes cast to date on the Michael Dell/Silver Lake freeze out transaction is roughly 50/50.  However, after giving effect to non-votes (including shares that have not been voted in reliance upon Dell’s assurances that a non-vote would have the same effect as a vote against the merger), the ratio of votes cast to-date is closer to only 40% for the transaction and 60% against the transaction.

Also, contrary to what Michael Dell has told the Wall Street Journal, the turnout at the special meeting now scheduled for August 2 is not “unusually low” and, based on Dell’s recent prior experience with stockholder meetings, should not have been “unexpected.”   According to Dell’s own filings with the Securities and Exchange Commission, the quorums at Dell’s 2012, 2011 and 2010 annual meetings of stockholders were 73.8%, 75.2% and 76.8%, respectively, with about 69.0%, 71.0% and 73.4%, respectively, of the shares owned by the unaffiliated stockholders voting at those meetings (assuming that Michael Dell voted the shares he controlled, directly and indirectly, at those meetings).  As of Friday, July 26, based on the voting returns received to date, the anticipated quorum for the special meeting to be reconvened on August 2 and the vote participation level for the unaffiliated stockholders already exceed the levels achieved at Dell’s 2012 , 2011 and 2010 annual meetings of stockholders.

As we see it, Michael Dell and Silver Lake agreed to a specific voting requirement to approve their deal with full knowledge of the vote participation levels in previous years.  Despite two opportunities, following approximately six weeks of soliciting proxies and approximately six months of promoting their deal, they have been unable to achieve the required stockholder approval and have now offered to pay a dime for a new method of voting designed to prevent stockholders from passively dissenting on the proposed merger.  We view this as a cynical attempt to circumvent the process, which we are told was full of steps designed to protect the interests of Dell stockholders, including this key voting requirement.  Based upon their prior success in securing advantageous terms from the Special Committee, we don’t blame Michael Dell or Silver Lake for trying or even thinking that this, too, might be acceptable to the Special Committee.  However, we believe that even you won’t be fooled by what has been proposed.

The plain and simple fact is that Michael Dell and Silver Lake have underestimated the extent of stockholder opposition to the Michael Dell/Silver Lake transaction and are unwilling to pay fair value to obtain approval of their interested-party freeze-out transaction.  We believe that many Dell stockholders that currently oppose the transaction may have simply not voted because they knew that their inaction would count as a vote against the merger and that the Unaffiliated Stockholder Approval condition could not be waived.  Should these voters be disenfranchised due to a change in rules?  In a management led buyout where the CEO seeks to take control of the company, shouldn’t the burden be on the Company to get the necessary affirmative votes?

The reaction of Dell’s owners to the Michael Dell/Silver Lake freeze-out transaction was, in our opinion, foreseeable.  It is not something the board of Dell should seek to “remedy” by altering the rules for stockholder approval.  We trust that you will see this for what it is and recognize that proper protections for stockholders of Dell should not be offered for sale to anyone at any price.

Finally, we do not believe you should agree to change the record date for determining stockholders entitled to vote on the Michael Dell/Silver Lake transaction in the hope of providing Michael Dell and Silver Lake with a more transaction-friendly voting base.  In fact, we strongly believe that you should stop postponing the vote on that transaction and allow the vote to proceed toward its proper conclusion on August 2 – the 60th calendar day following the June 3 record date.

As you know, we also believe that a new board should be elected at Dell, and we have proposed a slate of directors.  The current Dell board members have already been in office past their one-year terms.  Decisions as important as those facing the Special Committee should not be made by directors that have already served past their one-year terms.

If Dell wants to continue to delay the vote on the Michael Dell/Silver Lake freeze-out merger, then Dell should hold the Annual Meeting of stockholders at the same time as the vote on the merger.  In that way, Dell stockholders would be given the choice to support the Michael Dell/Silver Lake transaction, or to instead vote for our slate of directors who support our previously announced Dell $14 (plus warrants) self tender offer.1

We urge the Special Committee not to ignore their contractual commitment and not change the Unaffiliated Stockholder Approval.  We believe that the existing Unaffiliated Stockholder Approval was appropriately included in the original Merger Agreement, which was agreed to by Dell, Michael Dell and Silver Lake as a non-waivable term of that agreement.  The Special Committee should maintain the Unaffiliated Stockholder Approval standard it agreed it would not waive and should call an Annual Meeting for the election of directors.

Sincerely,

Carl C. Icahn	O. Mason Hawkins, CFA	G. Staley Cates, CFA
Icahn Enterprises LP	Southeastern Asset Management, Inc.	Southeastern Asset Management, Inc.

1)	Our proposed Dell self tender transaction is contingent upon the proposed take-private transaction being defeated, the election of a new Dell Board of Directors, and approval by that new Board.

NOTICE TO INVESTORS

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED JUNE 26, 2013, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY ICAHN ENTERPRISES, LP, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. FOR USE AT DELL INC.’S SPECIAL MEETING OF STOCKHOLDERS NOW SCHEDULED TO BE HELD ON AUGUST 2, 2013 BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.  A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF DELL INC. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED JUNE 26, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT.  WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter, and the documents referred to in this letter, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives.  Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties.  Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties.  Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.  Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,”  ”expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the section entitled “Risk Factors” in Dell’s Annual Report on Form 10-K for the year ended February 1, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Information” in Dell’s Definitive Proxy Statement filed with the SEC on May 31, 2013.  Such forward-looking statements should therefore be construed in light of such factors, and Icahn and Southeastern are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Icahn Enterprises
Susan Gordon
(212) 702-4309

Southeastern Asset Management
Lee Harper
(901) 818-5240

About Southeastern Asset Management, Inc.

Southeastern Asset Management, Inc. (“Southeastern”), headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.